EXHIBIT 99.1

En Pointe Technologies, Inc. Announces Sale of Controlling Interest in Information Technology Service Business

Los Angeles, CA – July 9, 2008 - En Pointe Technologies, Inc. (NASDAQ:ENPT):  a leading national provider of business-to-business information technology products, services and solutions, today announced that its wholly-owned subsidiary, En Pointe Technologies Sales, Inc. (“SalesCo”) entered into an agreement to sell a majority interest in its IT service business.  In structuring the sale, SalesCo will transfer substantially all of its service employees and related contracts to its wholly-owned subsidiary, En Pointe Global Services, LLC (“EPGS”).

Allied Digital Services Ltd (“ADSL”), a publicly traded corporation on the Bombay Stock Exchange in India, will acquire from SalesCo an 80.5% interest in EPGS for $10 million in cash and 745,000 shares of ADSL stock with a one year lockup from the date of issuance.  The shares of ADSL stock are currently valued at approximately $14 million as quoted on the Bombay Stock Exchange.  SalesCo will retain the remaining 19.5% interest in EPGS.

In connection with the transaction, En Pointe, SalesCo and EPGS  have also signed cooperative sales and marketing as well as subcontracting agreements offering the En Pointe customers more service offerings.  Bob Din, En Pointe’s CEO stated, “ADSL is a perfect complementary fit with the En Pointe Global Services organization.  Our combined offerings will allow EPGS to deliver complete or partial outsourcing of critical Information Technology Infrastructure management and support solutions, creating a globally optimized delivery model.  We will be one of the few companies to offer comprehensive offshore based I.T. solutions coupled with our U.S. based sales, project management, dispatch, field technicians and local engineers.  ADSL also gives En Pointe Global Services the strong financial platform to continue to accelerate growth and expand its current offerings. En Pointe will continue to sell I.T. hardware and software licensing and will work closely with the En Pointe Global Services teams to offer our mutual customers the three pillars we have built En Pointe on, hardware, software and services.”

Nitin Shah Chairman of ADSL stated “Allied Digital has been searching for the right acquisition to accelerate our entry into the vast U.S. marketplace.  En Pointe Global Services will give us a large portfolio of premier customers, a mature sales and delivery team and field technicians and engineers across the U.S.  It is our intent to leave the EPGS organization completely intact and operate autonomously with current management. The CEO of En Pointe Technologies, Inc., Bob Din, will serve on the board of En Pointe Global Services as a representative of SalesCo.  En Pointe customers will continue to have the benefit of their known and trusted sales and delivery teams with the added ability to expand the relationship and leverage the ADSL additional core offerings such as Remote IT infrastructure management, and managed security and compliance monitoring services.”

About En Pointe Technologies, Inc.

En Pointe Technologies, Inc. provides the information technology marketplace, including mid-market and enterprise accounts, government agencies, and educational institutions nationwide, with computer hardware, software, information security, and managed and professional services. En Pointe has the flexibility to customize information technology services to fulfill the unique needs of each of its customers.

En Pointe employs SAP, ClarifyTM, and AccessPointeTM (an e-procurement application), proven and dependable software applications, to support its broad customer base.  Founded in 1993 and headquartered in Los Angeles, En Pointe maintains an ISO 9001:2000 certified configuration center in San Bernardino County, California and is well represented in leading national markets throughout the United States.  En Pointe has the experience and the technology to help organizations simplify the management of their information technology infrastructure.

En Pointe’s Ovex Global division provides customers with solutions for affordable information technology services by combining low cost with high quality offshore services provided through its foreign subsidiary, Ovex Technologies (Private), Inc., with experienced onshore information technology management teams that provide the necessary supervision and guidance to smooth each customer’s outsourcing transition.

Visit www.enpointe.com to learn more.

About Allied Digital

Allied Digital Services, is one of India’s leading I.T. Infrastructure management and technical support services outsourcing company with over two decades of experience in technology and enterprise I.T. Infrastructures, implementing, managing and consulting on complex I.T. and business systems for global businesses. ADSL has over 1500 committed professionals from different managerial and engineering backgrounds operating across 92 locations in India. ADSL’s core offerings include Enterprise IT infrastructure management and managed security services. ADSL market cap as of July 3, 2008 is approximately  US $335 million.

Visit www. Alliedindia.com

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, En Pointe Technologies, or its representatives, have made or may make forward-looking statements, orally or in writing. The words "estimate," "project," "potential," "intended," "expect," "anticipate," "believe" and similar expressions or words are intended to identify forward-looking statements. Such forward-looking statements may be included in, but are not limited to, various filings made by En Pointe with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. Reference is hereby made to En Pointe's Annual Report on Form 10-K for the fiscal year ended September 30, 2007 for information regarding those factors and conditions. Among the important factors that could cause actual results to differ materially from management's projections, estimates and expectations include, but are not limited to: changing economic influences in the industry; dependence on key personnel; actions of manufacturers and suppliers; and availability of adequate financing.  Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as of the date of this press release.  En Pointe undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

All trademarks and service marks are the property of their respective owners.

To contact En Pointe regarding any investor matters, please contact:

Javed Latif
Chief Financial Officer and
Sr. Vice President, Operations
En Pointe Technologies, Inc.
Phone: (310) 337-5212
Fax: (310) 324-3149
ir@enpointe.com

To contact En Pointe regarding any sales or customer matters, please e-mail us at:
sales@enpointe.com or contact us by phone at (310) 337-5200.